Exhibit 10.2

TIGERLOGIC CORPORATION

AMENDMENT TO THOMAS G. C. LIM OFFER LETTER

TigerLogic Corporation (formerly known as Raining Data Corporation), a Delaware corporation (the “Company”), and Thomas G. C. Lim (the “Employee”) entered into an offer letter dated April 22, 2006 (the “Offer Letter”). This Amendment to the Offer Letter (the “Amendment”) is made as of December 18, 2008, by and between the Company and the Employee.

RECITALS

WHEREAS, the Company and the Employee desire to amend the Offer Letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Employee agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Severance. The section in the Offer Letter entitled “Severance” is hereby amended in its entirety to read as follows:

“Severance

If your employment is terminated by the Company for any reason other than Cause, you shall be entitled to receive a lump sum payment equal to six (6) months of your base salary (less applicable withholding taxes), as in effect as of the date of your termination. Except for Change of Control as set forth above, the vesting of your stock options shall cease as of the date of your termination. For purposes of determining the number of shares of Company common stock that you are entitled to purchase pursuant to the exercise of outstanding vested stock options, you will be considered to have vested only up to, and including, the date of your termination. The exercise of your vested stock options will continue to be governed by the terms and conditions of your Stock Option Agreements.

Your receipt of the severance benefits described above will be contingent upon your signing and not revoking a general release in a commercially customary form prescribed by the Company, which releases and discharges all known and unknown claims that you may have against the Company or persons and entities affiliated with the Company, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims. Additionally, your receipt of the severance benefits described above also will be contingent upon your compliance with the nonsolicitation obligations set forth below, and your obligations under the Company’s Employment Confidential Information, Invention Assignment, and Arbitration Agreement.

The release described above must be executed and effective within the period required by the release but in no event later than sixty (60) days following your termination of employment, inclusive of any revocation period set forth in the release (the “Release Deadline”). If the release does not become effective by the Release Deadline, you will forfeit all rights to severance payments and benefits under this letter. If the release does become effective by the Release Deadline, the severance benefits will be paid by the Company to you within thirty (30) days of the date of your termination or, if later, on the date the release becomes effective, but in no event later than two and one-half (2 1/2) months following the end of the calendar year in which your termination of employment occurs.”

2. Code Section 409A. The following paragraphs are hereby added immediately following the section in the Offer Letter entitled “Severance:”

“Section 409A

Notwithstanding anything to the contrary in this letter, it is the intent that the cash severance benefits payable under this letter satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and be exempt from Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). If the severance payments under this letter (or any portion thereof), when considered together with any other severance payments or separation benefits, are considered deferred compensation subject to Section 409A (together, the “Deferred Compensation Separation Benefits”), no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be considered due or payable until you have incurred a “separation from service” within the meaning of Section 409A. In addition, if you are a “specified employee” within the meaning of Section 409A at the time of your separation, then any Deferred Compensation Separation Benefits otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your separation from service. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service but prior to the six (6) month anniversary of your separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

Each severance payment and benefit payable to you is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute a Deferred Compensation Separation Benefit. Any severance payment or portion thereof that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute a Deferred Compensation Separation Benefit. For this purpose, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Employee and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Employee.”

3. Noncompetition and Nonsolicitation. The section in the Offer Letter entitled “Noncompetition and Nonsolicitation” is hereby amended in its entirety to read as follows:

“Nonsolicitation

For a period of one (1) year following the termination of your employment for any reason, you agree that you will not, directly or indirectly, (A) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; or (B) solicit, hire, recruit, or employ any person or entity who is employed by or has a contractual relationship with the Company, or encourage any person or entity who is employed by or has a contractual relationship with the Company to terminate their employment or contractual relationship with the Company.”

4. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

5. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

7. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

8. Governing Law. This Amendment shall be governed in all respects by the internal substantive laws of California, without regard to the choice of law rules.

9. Amendment. Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

THOMAS G. C. LIM		TIGERLOGIC CORPORATION

/s/ THOMAS G. C. LIM	By:	/s/ CARLTON H. BAAB
Signature

THOMAS G. C. LIM	Title:	President and Chief Executive Officer
Print Name

(Signature page to Amendment to Thomas G. C. Lim Offer Letter)